Exhibit 10.5

ON SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON Semiconductor Corporation, a Delaware Corporation (the “Company”), hereby grants to ____________ (the “Grantee”), a Participant in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended from time-to-time (the “Plan”), a Performance-Based Restricted Stock Units Award (the “Award”) for units (including the Base Award Units, the Upside Units and the TSR Multiplier Units (each as defined below and collectively, the “Units”)) representing shares of the common stock of the Company (“Stock”). This agreement to grant Units (this “Grant Agreement”) is made effective as of February 12, 2021 (the “Grant Date”).
RECITALS
A.The Units have been to the Grantee hereunder to provide an incentive to the Grantee to focus on the long-term growth of the Company, to protect the Company’s goodwill with its employees, to protect the Company’s goodwill with its customers, and to protect the confidential information of the Company.
B.To the extent not specifically defined herein or in the Grantee’s offer letter, employment agreement or comparable agreement, as amended from time to time (the “Employment Agreement”), all capitalized terms used in this Grant Agreement shall have the meaning set forth in the Plan unless a contrary meaning is set forth in the Employment Agreement.
In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.     Grant of Units.
1.1    Base Award Units and Upside Units. The Company hereby grants to the Grantee a Performance-Based Restricted Stock Units Award for up to:
1.1.1 _________ Units (the “Base Award Units”), which Base Award Units shall be (a) comprised of (i) _________ Base Award Units subject to the Revenue Performance Goal (as defined below) (the “Revenue Base Units”), (ii) _________ Base Award Units subject to the Gross Margin Performance Goal (as defined below) (the “Gross Margin Base Units”), and (iii) _________ subject to the Operating Expense Performance Goal (as defined below) (the “Operating Expense Base Units”), and (b) subject to reduction by the TSR Adjustment if, at the time of the measurement of any of the Year 1 Relative TSR Performance Goal, the Year 2 Relative TSR Performance Goal and/or the Year 3 Relative TSR Performance Goal, the Company’s Relative TSR for such applicable Performance Measurement Period is less than the 25th percentile; and

1.1.2 an additional number of Units equal to 50% of the Base Award Units (the “Upside Units”), which Upside Units shall be (a) potentially earned in the event of the achievement above the Revenue Target Performance Level, above the Gross Margin Target Performance and/or above the Operating Expense Target Performance Level as set forth in Section 2.1, and (b) subject to reduction by the TSR Adjustment if, at the time of the measurement of any of the Year 1 Relative TSR Performance Goal, the Year 2 Relative TSR Performance Goal and/or the Year 3 Relative TSR Performance Goal, the Company’s Relative TSR for such applicable Performance Measurement Period is less than the 25th percentile.
For purposes of this Grant Agreement, “TSR Adjustment” shall mean a 50% reduction in the number of Base Award Units and Upside Award Units otherwise earned for the applicable Performance Measurement Period (it being acknowledged and agreed that whether or not a TSR Adjustment shall be taken will be determined on a Performance Measurement Period by Performance Measurement Period basis). To the extent actually earned in connection with the satisfaction of the applicable Financial Performance Goal (and subject to adjustment as described above with respect to the TSR Adjustment), the Base Award Units and Upside Units represent the right to receive payment of the same number of shares of Stock, subject to the terms and conditions of this Grant Agreement and the provisions of the Plan.
1.2    TSR Multiplier Units. As set forth in Section 2.3 below, this Grant Agreement also provides for (x) the potential to earn up to a number of additional Units equal to (a) 50%, multiplied by (b) the sum of (i) the number of Base Award Units actually earned hereunder in accordance with Section 2.1 and Section 2.5, plus (ii) the number of Upside Units actually earned hereunder in accordance with Section 2.1 and Section 2.5 (the resulting amount, the “TSR Multiplier Units”), which TSR Multiplier Units shall be comprised of (i) 1/3 of the aggregate TSR Multiplier Units that are subject to the Year 1 Relative TSR Performance Goal (as defined below) (the “Year 1 TSR Multiplier Units”), (ii) 1/3 of the aggregate TSR Multiplier Units that are subject to the Year 2 Relative TSR Performance Goal (as defined below) (the “Year 2 TSR Multiplier Units”), and (iii) 1/3 of the aggregate TSR Multiplier Units that are subject to the Year 3 Relative TSR Performance Goal (as defined below) (the “Year 3 TSR Multiplier Units”). To the extent actually earned in connection with the satisfaction of the applicable TSR Multiplier Performance Goal, the TSR Multiplier Units represent the right to receive payment of up to the same number of shares of Stock, subject to the terms and conditions of this Grant Agreement and the provisions of the Plan.
1.3    Grant Illustration. For illustrative purposes only (and with no effect on this Grant Agreement), attached as Appendix 1 provides an illustration of the implementation of an illustrative grant.
2.     Earning Units and Related Information.
2.1 Earning Base Award Units and Upside Units. Subject to the terms and conditions set forth in the Plan and this Grant Agreement (including any applicable TSR Adjustment as described in Section 1.1), the Grantee shall be entitled to receive payment for the number of Base Award Units and/or the Upside Units, as applicable, earned by the Grantee over the one-year period beginning on January 1, 2021 and ending on December 31, 2021 (the “Base Performance Measurement Period”).

The number of Revenue Base Units, Gross Margin Base Units, Operating Expense Base Units and related Upside Units, as applicable, earned pursuant to this Grant Agreement is a function of (i) the extent to which the applicable performance goal described in the table below (each, a “Financial Performance Goal”) is achieved, and (ii) any applicable reduction by the TSR Adjustment to be taken pursuant to the terms of Section 1.1.

Financial Performance Goal	Performance Levels	Achievement	Resulting Percentage Payout
Revenue Performance Goal	Revenue Upside Performance Level	$5,990,000,000 (or greater) in Revenue	150% of Revenue Base Units
	Revenue Target Performance Level	$5,700,000,000 in Revenue	100% of Revenue Base Units
	Revenue Threshold Performance Level	$5,250,000,000 in Revenue	0% of Revenue Base Units
Gross Margin Performance Goal	Gross Margin Upside Performance Level	40% (or greater) Gross Margin	150% of Gross Margin Base Units
	Gross Margin Target Performance Level	38% Gross Margin	100% of Gross Margin Base Units
	Gross Margin Threshold Performance Level	34.4% Gross Margin	0% of Gross Margin Base Units
Operating Expense Performance Goal	Operating Expense Upside Performance Level	20% (or lower) Operating Expense Ratio	150% of Operating Expense Base Units
	Operating Expense Target Performance Level	23% Operating Expense Ratio	100% of Operating Expense Base Units
	Operating Expense Threshold Performance Level	25% Operating Expense Ratio	0% of Operating Expense Base Units

2.1.1 If (i) the Company’s Revenue for the Base Performance Measurement Period is equal to or less than the Revenue Threshold Performance Level, then no Revenue Base Units will be earned; (ii) the Company’s Gross Margin for the Base Performance Measurement Period is equal to or less than the Gross Margin Threshold Performance Level, then no Gross Margin Base Units will be earned; and (iii) the Company’s Operating Expense Ratio for the Base Performance Measurement Period is equal to or less than the Operating Expense Threshold Performance Level, then no Operating Expense Base Units will be earned.
2.1.2 Subject to any TSR Adjustment under Section 1.1, if the Company’s Revenue for the Base Performance Measurement Period exceeds the Revenue Threshold Performance Level, but is less than the Revenue Target Performance Level, then the number of Revenue Base Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Revenue Threshold Performance Level and Revenue Target Performance

Level. Subject to any TSR Adjustment under Section 1.1, if the Company’s Gross Margin for the Base Performance Measurement Period exceeds the Gross Margin Threshold Performance Level, but is less than the Gross Margin Target Performance Level, then the number of Gross Margin Base Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Gross Margin Threshold Performance Level and Gross Margin Target Performance Level. Subject to any TSR Adjustment under Section 1.1, if the Company’s Operating Expense Ratio for the Base Performance Measurement Period exceeds the Operating Expense Threshold Performance Level, but is less than the Operating Expense Target Performance Level, then the number of Operating Expense Base Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Operating Expense Threshold Performance Level and Operating Expense Target Performance Level.
2.1.3 Subject to any TSR Adjustment under Section 1.1, if the Company’s Revenue for the Base Performance Measurement Period equals or exceeds the Revenue Target Performance Level, then (i) 100% of the Revenue Base Units will be earned at the end of the Base Performance Measurement Period, and (ii) the number of additional Upside Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Revenue Target Performance Level and the Revenue Upside Performance Level (with no additional Upside Units being earned at the Revenue Target Performance Level and a number of Upside Units equal to 50% of the Revenue Base Units being earned at the Revenue Upside Performance Level (or greater)). Subject to any TSR Adjustment under Section 1.1, if the Company’s Gross Margin for the Base Performance Measurement Period equals or exceeds the Gross Margin Target Performance Level, then (a) 100% of the Gross Margin Base Units will be earned at the end of the Base Performance Measurement Period, and (b) the number of additional Upside Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Gross Margin Target Performance Level and the Gross Margin Upside Performance Level (with no additional Upside Units being earned at the Gross Margin Target Performance Level and a number of Upside Units equal to 50% of the Gross Margin Base Units being earned at the Gross Margin Upside Performance Level (or greater)). Subject to any TSR Adjustment under Section 1.1, if the Company’s Operating Expense Ratio for the Base Performance Measurement Period equals or exceeds the Operating Expense Target Performance Level, then (x) 100% of the Operating Expense Base Units will be earned at the end of the Base Performance Measurement Period, and (y) the number of additional Upside Units earned at the end of the Base Performance Measurement Period will be determined by applying straight-line interpolation between the Operating Expense Target Performance Level and the Operating Expense Upside Performance Level (with no additional Upside Units being earned at the Operating Expense Target Performance Level and a number of Upside Units equal to 50% of the Operating Expense Base Units being earned at the Operating Expense Upside Performance Level (or a lower ratio)).
2.1.4 Any Units that are unearned pursuant to this Section 2.1 and Section 2.5 below will be forfeited on the date that the Compensation Committee of the Board of Directors (the “Committee”) makes its final determination of the extent to which the applicable Performance Goal has been achieved pursuant to Section 2.5 below. The number of earned Base Award Units and Upside Units that will become vested shall be determined pursuant to Section 3 and Section 4 below and shall be determined by the Committee pursuant to Section 2.5 below.

2.2 Financial Metrics for Base Award Units and Upside Units Defined. For purposes of this Grant Agreement, (i) “Revenue” shall mean the Company’s Non-GAAP Revenue for the fiscal year ending December 31, 2021 (the “Fiscal Year”), (ii) “Gross Margin” shall mean Non-GAAP Gross Margin for the quarter ended December 31, 2021, and (iii) “Operating Expense Ratio” shall mean the Company’s Non-GAAP Operating Expenses for the Fiscal Year as a percentage of the Company’s Non-GAAP Revenue for the Fiscal Year, in each case, as publicly reported by the Company on its Earnings Releases or similar filings, including on Form 8-K and also subject to any appropriate adjustments for divesture or similar disposition activities, as necessary.
2.3 Earning TSR Multiplier Units; TSR Multiplier Performance Goals. Subject to the terms and conditions set forth in the Plan and this Grant Agreement, the Grantee shall be entitled to receive payment for the number of Year 1 TSR Multiplier Units, Year 2 TSR Multiplier Units and/or Year 3 TSR Multiplier Units, as applicable, actually earned at the end of the applicable Performance Measurement Period (as defined below) pursuant to this Grant Agreement. The number of Year 1 TSR Multiplier Units, Year 2 TSR Multiplier Units and/or Year 3 TSR Multiplier Units earned pursuant to this Grant Agreement is a function of the extent to which the applicable performance goal described in the table below (each, a “TSR Multiplier Performance Goal” and collectively, with the Financial Performance Goals, the “Performance Goals”) is achieved.

TSR Multiplier Performance Goal	Performance Measurement Period	Performance Level	Achievement	Resulting Percentage Payout
Year 1 Relative TSR Performance Goal	Base Performance Measurement Period	Relative TSR Target Performance Level (or Above)	Greater than or equal to the 75th percentile	100% of Year 1 TSR Multiplier Units
		Relative TSR Threshold Performance Level	Equal to or less than the 50th percentile	0%
Year 2 Relative TSR Performance Goal	Year 2 Relative TSR Performance Measurement Period	Relative TSR Target Performance Level (or Above)	Greater than or equal to the 75th percentile	100% of Year 2 TSR Multiplier Units
		Relative TSR Threshold Performance Level	Equal to or less than the 50th percentile	0%
Year 3 Relative TSR Performance Goal	Year 3 Relative TSR Performance Measurement Period	Relative TSR Target Performance Level (or Above)	Greater than or equal to the 75th percentile	100% of Year 3 TSR Multiplier Units
		Relative TSR Threshold Performance Level	Equal to or less than the 50th percentile	0%

If the Company’s Relative TSR for the applicable Performance Measurement Period is equal to or less than the threshold performance levels provided above (each, a “Relative TSR Threshold Performance Level”), then no TSR Multiplier Units will be earned at the end of the applicable

Performance Measurement Period. If the Company’s Relative TSR for the applicable Performance Measurement Period exceeds the applicable Relative TSR Threshold Performance Level, but is less than the applicable target performance level provided above (each, a “Relative TSR Target Performance Level”), then the number of Year 1 TSR Multiplier Units, Year 2 TSR Multiplier Units and/or Year 3 TSR Multiplier Units (as applicable for the relevant Performance Measurement Period) earned at the end of the applicable Performance Measurement Period will be determined by applying straight-line interpolation between the applicable Relative TSR Threshold Performance Level and the applicable Relative TSR Target Performance Level for the applicable TSR Multiplier Performance Goal. If the Company’s Relative TSR for the applicable Performance Measurement Period equals or exceeds the applicable Relative TSR Target Performance Level for such TSR Multiplier Performance Goal during the applicable Performance Measurement Period, then all of the TSR Multiplier Units attributable to such TSR Multiplier Performance Goal will be earned at the end of such applicable Performance Measurement Period. The number of earned TSR Multiplier Units that will become vested shall be determined pursuant to Section 3 and Section 4 below.

2.4 TSR Multiplier Performance Goals Defined.

2.4.1 For purposes of this Grant Agreement, “Relative TSR” shall mean the Company’s Total Shareholder Return as compared to the Total Shareholder Return of the group of companies listed on Exhibit A (the “TSR Companies”). For this purpose, “TSR” or “Total Shareholder Return” for the Company and the TSR Companies will be calculated by adding any dividends paid by the Company (or such other companies) to the change in value of the Stock (or the TSR Companies’ common stock) as between the applicable Beginning Stock Price and applicable Ending Stock Price. The change in value shall be measured by comparing the applicable “Beginning Stock Price” and the applicable “Ending Stock Price.”
2.4.2 In respect of the Year 1 Relative TSR Performance Goal: (i) the “Beginning Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2020; (ii) subject to Section 2.4.5, the “Ending Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2021; and (iii) the “Performance Measurement Period” shall be the Base Performance Measurement Period.
2.4.3 In respect of the Year 2 Relative TSR Performance Goal: (i) the “Beginning Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2020; (ii) subject to Section 2.4.5, the “Ending Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2022; and (iii) the “Performance Measurement Period” shall be the two-year period beginning on January 1, 2021 and ending on December 31, 2022 (the “Year 2 TSR Performance Measurement Period”).
2.4.4 In respect of the Year 3 Relative TSR Performance Goal: (i) the “Beginning Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2020; (ii) subject to Section 2.4.5, the

“Ending Stock Price” shall be the average closing price of the Stock (or the common stock of the TSR Companies) for the fiscal quarter ending December 31, 2023; and (iii) the “Performance Measurement Period” shall be the three-year period beginning on January 1, 2021 and ending on December 31, 2023 (the “Year 3 TSR Performance Measurement Period” and, together with the Base Performance Measurement Period and the Year 2 TSR Performance Measurement Period, each, a “Performance Measurement Period”).
2.4.5 Whether or not the Grantee’s employment terminates in connection with a Change in Control, if a Change in Control occurs: (i) following which the Stock is no longer listed for trading on NASDAQ or another U.S. national securities trading exchange; and (ii) in connection with a merger, acquisition or other transaction from which the value of a share of Stock is determinable as of the effective time of such Change in Control, then the “Ending Stock Price” for any applicable TSR Multiplier Performance Goal for which the Performance Measurement Period has not ended shall be based on the value of a share of Stock under the applicable transaction agreement relating to such Change in Control.
2.5 Final Determination of Performance Goals Attained by Committee. Subject to the provisions of the Plan and the Charter of the Committee, the Committee shall be responsible for determining in good faith whether, and to what extent, the Performance Goals set forth in this Grant Agreement have been achieved. The Committee may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made, such determination shall be final and binding on the Grantee. The Committee shall make its final determinations regarding the satisfaction of the applicable Performance Goals:

2.5.1 With respect to each of the Financial Performance Goals and the Year 1 Relative TSR Performance Goal, no later than the date (the “Year 1 Determination Date”) that the Company files its Annual Report on Form 10-K for the Fiscal Year with the Securities and Exchange Commission (the “SEC”);
2.5.2 With respect to the Year 2 Relative TSR Performance Goal, no later than thirty (30) days following the end of the Year 2 TSR Performance Measurement Period (the “Year 2 TSR Determination Date”); and
2.5.3 With respect to the Year 3 Relative TSR Performance Goal, no later than thirty (30) days following the end of the Year 3 TSR Performance Measurement Period (the “Year 3 TSR Determination Date”).
3.    Vesting Dates of Earned Units. Subject in each case to Section 4 below:
3.1    Base Award Units and Upside Units Vesting Dates. To the extent that any Base Award Units and, if applicable, any Upside Units, are earned pursuant to Section 2.1, then such Base Award Units shall vest as follows:
3.1.1    one-third (1/3) of the total earned Base Award Units and, if applicable, any Upside Units, on the first business day following the Year 1 Determination Date pursuant to Section 2.5 (such earlier date, the “Year 1 Vesting Date”);

3.1.2    one-third (1/3) of the total earned Base Award Units and, if applicable, any Upside Units, on the one-year anniversary of the Year 1 Vesting Date (the “Year 2 Vesting Date”); and
3.1.3    one third (1/3) of the total earned Base Award Units and, if applicable, any Upside Units, on the two-year anniversary of the Year 1 Vesting Date (the “Year 3 Vesting Date” and, together with the Year 1 Vesting Date and the Year 2 Vesting Date, the “Vesting Dates”).
3.2    TSR Multiplier Units Vesting Dates.
    3.2.1    To the extent that any TSR Multiplier Units subject to the Year 1 Relative TSR Performance Goal are earned pursuant to Section 2.3 or Section 2.4.5, then such TSR Multiplier Units shall vest on the Year 1 Vesting Date.
    3.2.2    To the extent that any TSR Multiplier Units subject to the Year 2 Relative TSR Performance Goal are earned pursuant to Section 2.3 or Section 2.4.5, then such TSR Multiplier Units shall vest on the Year 2 Vesting Date.
    3.2.3    To the extent that any TSR Multiplier Units subject to the Year 3 Relative TSR Performance Goal are earned pursuant to Section 2.3 or Section 2.4.5, then such TSR Multiplier Units shall vest on the Year 3 Vesting Date.
4.     Termination of Employment or Services. Subject to the provisions of any Employment Agreement between the Grantee and the Company (or one of its affiliates), if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), or otherwise ceases to perform services for the Company, any unvested Units will be canceled and forfeited as of the date of the Grantee’s termination of employment or service. In other words, subject to the terms of any Employment Agreement between the Grantee and the Company (or one of its affiliates), the Grantee must be employed by, or performing services for, the Company on the applicable Vesting Date to receive any payment for the Units that are scheduled to vest on such applicable Vesting Date.
5.    Time and Form of Payment. Subject to the provisions of this Grant Agreement and the Plan, as Units vest on the applicable Vesting Dates set forth in Section 3 above, as the case may be, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Subject to Section 21 below, the Company shall deliver the vested shares of Stock (if any) within 15 days of the applicable Vesting Date.
6.    Nontransferability. The Units granted by this Grant Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Article 13 of the Plan.
7.    Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation or other similar corporate change, the Award shall be subject to adjustment, as set forth in Section 5.3 of the Plan.
8.    Delivery of Shares. No shares of Stock shall be delivered under this Grant Agreement until: (i) the Units vest pursuant to Section 3 above, as the case may be; (ii) approval of any governmental authority required in connection with this Grant Agreement, or the issuance of shares of Stock thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Grant Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; (iv) the Grantee has complied with Section 14 below, in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned this Grant Agreement to the Company (which, in the case of a Grant Agreement provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” button). This Grant Agreement must be executed by the Grantee within 150 days following the Grant Date, unless otherwise determined by the Committee.
9.    Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.
10.    Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to unvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.
11.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Grant Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.
11.1    Description of Electronic Delivery. The Plan documents – which may include but do not necessarily include the Plan, a grant notice, this Grant Agreement, any prospectus delivered pursuant to the Plan or applicable law, and any reports of the Company provided generally to the Company’s stockholders – may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Grant Agreement to the Company or to such third party involved in administering the Plan as the

Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
11.2    Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 11.1 above, and consents to the electronic delivery of the Plan documents and any grant notice, as described in Section 11.1. The Grantee acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing.
12.    Administration. This Grant Agreement is subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect to the Plan and this Grant Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Grant Agreement and the Plan, the provisions of the Plan shall control.
13.    Continuation of Employment or Services. This Grant Agreement shall not be construed to confer upon the Grantee any right to continue employment with, or to provide services to, the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s employment or services at any time.
14.    Responsibility for Taxes and Withholdings. The Grantee acknowledges that, regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares of Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax-withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Article 17 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the shares of Stock, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in shares of Stock to be issued upon vesting/settlement of the Units. Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the shares of Stock, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial or accounting consequences for the Company). In the event that the Company withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.
Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Stock or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.
15.    Amendments. Unless otherwise provided in the Plan or this Grant Agreement, this Grant Agreement may be amended only by a written agreement executed by the Company and the Grantee.
16.    Integrated Agreement. Any grant notice, this Grant Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

To the extent contemplated herein or therein, the provisions of any grant notice and this Grant Agreement shall survive any settlement of the Award and shall remain in full force and effect.
17.    Severability. If one or more of the provisions of this Grant Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Grant Agreement to be construed so as to foster the intent of this Grant Agreement and the Plan.
18.    Counterparts. Any grant notice and this Grant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    Governing Law and Venue. This Grant Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Grant Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.
20.    Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Grant Agreement, and hereby accepts the Award subject to all of their terms and conditions.
21.    Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Grant Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Grant Agreement comply with, or are exempt from, the requirements of Section 409A. Notwithstanding anything to the contrary in this Grant Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Grant Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall not be deemed to have occurred unless and until a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) has occurred. In addition, if the Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Grant Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following the Grantee’s “separation from service.” This Grant Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Grant Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.
22.    Confidentiality; Reaffirmation of Restrictive Covenants; Violation.
22.1    Confidentiality of Agreement. The Grantee acknowledges and agrees that the terms of this Grant Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party.
22.2    Exceptions. There are limited exceptions to the above confidentiality requirement if the Grantee is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) and the SEC. This Grant Agreement does not limit the Grantee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Grant Agreement shall prevent the Grantee from disclosing confidential information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Grantee’s attorney and use the confidential information or trade secrets in the court proceeding if the Grantee or the Grantee’s attorney: (x) files any document containing confidential information or trade secrets under seal; and (y) does not disclose the confidential information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among others, the Defend Trade Secrets Act of 2016.
22.3    Reaffirmation of Restrictive Covenants. By accepting this Award, the Grantee reaffirms his or her obligation to comply with the confidentiality, non-competition, non-solicitation, non-disclosure, confidential information, and similar restrictive covenant provisions set forth in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties.
22.4    Violation. If the Grantee violates the confidentiality provisions of this Section 22, or the restrictive covenant provisions contained in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties (e.g., non-competition provisions, non-solicitation provisions, non-disclosure provisions, confidential information provisions, etc.), the Company, without waiving any other remedy available, may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment.
23.    Appendix. Notwithstanding any provisions in this Grant Agreement, the grant of the Units shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Grant Agreement for the Grantee’s country (the “Appendix”). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Grant Agreement.
24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award and profits under this Grant Agreement are subject to the Company’s compensation recovery policy or policies (and related Company practices) as such may be in effect from time-to-time, whether or not such policies were adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations. In addition to the Company’s compensation recovery policy or policies, and notwithstanding anything in the Plan or any Employment Agreement to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units and any shares of Stock delivered pursuant to this Grant Agreement if: (i) the Grantee’s employment is terminated for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. The Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 24 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 24, such policies and applicable law.
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IN WITNESS WHEREOF, the Company has caused this Grant Agreement to be signed by its duly authorized representative and the Grantee has signed this Grant Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

GRANTEE

Name:

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